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                                                            OMB APPROVAL
                                                     OMB Number: 3235-0362
                                                     Expires: October 31, 2001
------                                               Extimated average burden
FORM 5                                               hours per response...1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Lewis M. Edwards                             Image Technology Laboratories, Inc. (IMTL)     to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)   3. IRS or Identification    4. Statement for      ----              ---
                                                 Number of Reporting         Month/Year          X  Officer (give    Other (Specify
167 Schwenk Dr.                                  Person (Voluntary)        August 15, 2000      ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                     5. If Amendment,                                  Chief Technical Officer
                                                 Date of Original
Kingston, NY 12401                               (Month/Year)                                7. Individual of Joint/Group Reporting
-------------------------------------------                                                      (Check Applicable Line)
(City)           (State)           (ZIP)        -------------------                          X
                                                                                             -- Form Filed by One Reporting Person
                                                                                             -- Form Filed by more than One
                                                                                                Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                              2,429,583              D
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Preferred Stock                    1/00                 500,000      A        $0.00         500,000              D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
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
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                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Options                     $.33           N/A        N/A      1,000,000         *     1/01/10            1,000,000
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                                         D
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Explanation of Responses:

*    200,000 are exercisable as of January 1, 2001
     200,000 are exercisable as of January 1, 2002
     200,000 are exercisable as of January 1, 2003
     200,000 are exercisable as of January 1, 2004
     200,000 are exercisable as of January 1, 2005



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Lewis M. Edwards    March 30, 2001
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 -------------------------- -------
                                                                                      **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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